The Board of Trustees of
Oppenheimer Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Growth
Fund, of our report dated October 16, 2006, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information.

/s/ KPMG LLP

 KPMG LLP

Denver, Colorado
November 20, 2006